Exhibit 3.3

Filed in the office of	Document Number 20110857825-79
Ross Miller Secretary of State State of Nevada	Filing Date and Time 12/06/2011 7:35 AM
Entity Number E0688922005-9
ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4920
(775) 684-6708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.386 AND 78,390)

USE BLACK INK ONLY. DO NOT HIGHLIGHT            ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
VistaGen Therapeutics, Inc.

2. The articles have been amended as follows; (provide article numbers, it available)

The total number of shares of common stock that this Corporation is authorized to issue is 200,000,000 shares having a par value of $0.001 per share.

The total number of shares of preferred stock that this Corporation is authorized to issue is 10,000,000 shares having a par value of $0,001 per share.

This Corporation's Board of Directors has the power to prescribe the classes, series and the number of each class or series of preferred stock and the voting powers, designations, preferences, limitations, restrictions, and relative rights of each class or series of preferred stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:         8,504,874
4. Effective date and time of filing: (optional)   Date: _____ Time:_______
                                                                                (must not he later than 80 days after the certificate is filed)

5. Signature; (required)

/s/ Shawn K. Singh
Signature of Officer

* If any proposed amendment would later or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Important: Failure to include any or the above information and submit with the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees.